Caleco Pharma Provides Corporate Update

New Developments Expected to Unlock Value in Existing Products While also Expanding New Product Pipeline

Bellingham, Washington --(Marketwire - 02/16/10) - Caleco Pharma Corp. (the “Company” or “Caleco”) (OTCBB: CAEH) (Frankfurt: T3R) (WKN: A0N9Y0) (www.calecopharmacorp.com), a biopharmaceutical and consumer health products company that identifies and develops biotech products, today provides an update that details recent corporate events. These new developments are expected to unlock value in the Company's existing products, while simultaneously expanding its new product pipeline.

“Our corporate strategy is to identify products derived from plant extracts, naturally occurring oils and symbiotic pro-biotic systems for development as OTC supplements or as prescription medications. Maintaining in-house expertise to identify, develop and launch products via the OTC consumer health and wellness or ethical drug pathways provides us with the flexibility to maximize the market potential of individual products while offering Caleco Pharma Corp. multiple options for commercialization whether we partner, out-license or go to market alone.,” said John Boschert, Caleco Pharma's President.

The Company emphasizes that recent events will assist in the development and marketing of its current products, based on the Company's “Liver Health” formula, while simultaneously expanding access to naturally sourced components, specifically ingredients isolated and extracted from plants and oils, that are the building blocks for the development of potential new products and procedures.

1.	Retains experienced product development and sales executives

i.

The Company anticipates that its recent alliance with Rearden Health Partners will assist it with accelerating the speed with which it delivers products to market, and shortening the development schedule of additional innovative products. Rearden Health Partners is a healthcare product development and commercialization consultancy with significant expertise using innovative programs and techniques to accelerate drug development and speed-to-peak sales. Rearden management team members, each with more than 20 years of successful experience in the industry, will assume important leadership roles at Caleco ranging from overseeing product development to setting pre-commercialization communications strategy and managing sales and marketing plans for in-market products.

2.	Signs Agreement with Natac Biotech S.L. to acquire eighteen percent (18%) of the share capital of Natac Biotech S.L.

i.

Based in Madrid, Spain, Natac Biotech S.L. (“Natac”) specializes in deriving functional foods and active ingredients from natural substances. Natac's alliance with the Universidad Autónoma de Madrid, one of continental Europe's premier biotech research facilities, provides it with access to more than 1,200 square meters of laboratory facilities and a pilot plant with advanced scientific equipment. This alliance is focused on advanced research techniques in plant ingredient isolation and extraction as well as providing expertise in probiotic science. By tapping the results of an elite group of researchers and lecturers at the university, Caleco, through its alliance with Natac, anticipates that it will be able to utilize this experience for the development of its own products and in developing its product pipeline.

3.	To communicate new developments in expedited fashion

i.

In recognition of business development progress and expected future announcements, the Company has engaged firms to facilitate orderly markets for its stock, and provide market awareness for shareholders and new investors. The Company recently announced that ICF Kursmakler AG ("ICF Kursmakler"), a German investment bank that is a designated sponsor on Frankfurt Stock Exchange's Xetra trading platform, will act as the Company's sponsor on the Frankfurt Stock Exchange, and will provide additional liquidity of the Company's shares on the electronic Xetra trading system in accordance with the regulations of the Frankfurt Stock Exchange. This is expected to allow larger market participants (institutional investors) to take positions in the company's stock and participate in the Company's growth.

ii.

The Company has further announced that they have engaged the services of BlueWater Advisory Group, LLC in the US, and Mr. Peter Kitzinski in Germany, to communicate the new developments to the international capital markets and to other trade and general audiences.

In closing, Mr. Boschert said, “These are very exciting times for our growing company. We have an innovative yet solid business plan in place that positions us very well in the rapidly expanding consumer health, wellness and, bio-pharmaceutical marketplaces. We have sought out and secured an aggressive and successful management team to build out the research, development, marketing and sales strategies of our existing and new products. We have formed an alliance with Natac, which we anticipate will assist us in the development of our products and in developing our product pipeline. We have strategically positioned ourselves in this exciting arena and we have in place the mechanism to communicate our successes to the investing public, thereby assisting us with access to capital and other potential strategic options for the company,” concluded Mr. Boschert.

About Caleco Pharma Corp.

Caleco Pharma is focused on the ongoing research and development of its pipeline of over-the-counter and prescription medications including its proprietary antiviral and “Liver Health” OTC formulations. In addition Caleco Pharma is developing Dermatological Products based on the active ingredients found in its proprietary formulation. To date, Caleco Pharma’s intellectual property covering the Liver Health formulations and derivatives consists of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the United States Patents and Trademarks Office will grant Caleco Pharma a patent in connection with its current patent applications; (ii) Caleco Pharma will be able to manufacture and produce its products or that its products will be effective; or (iii) it will be able to carry out any pre-clinical or clinical trials of its products. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Contact:
For more information contact:
At Caleco Pharma:
John Boschert
Tel: (360) 306-1133
www.calecopharmacorp.com

For Investor Relations questions:

Bryan Crane
Managing Director
BlueWater Advisory Group
Tel: 805-426-5090
Email: info@calecopharmacorp.com